Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated April 2, 2024, except for Notes 1, 2, 5, 7, 10, 11, 12, and 17, as to which the date is August 30, 2024, and except for Note 16 as to which the date is March 24, 2025, relating to the financial statements of Oklo, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Los Angeles, CA

April 24, 2025